     Exhibit 99.1
CARRIZO OIL & GAS, INC.                      News

PRESS RELEASE    Contact:    Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
Kim Pinyopusarerk, Manager - Investor Relations
    (713) 358-6430

CARRIZO OIL & GAS, INC. ANNOUNCES THIRD QUARTER RESULTS

HOUSTON, November 3, 2016 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the Company’s financial results for the third quarter of 2016 and provided an operational update, which includes the following highlights:

•	Oil Production of 24,488 Bbls/d, 4% above the third quarter of 2015, as previously reported

•	Total Production of 40,762 Boe/d, 13% above the third quarter of 2015, as previously reported

•	Loss From Continuing Operations of $101.2 million, or $1.72 per diluted share, and Adjusted Net Income of $13.6 million, or $0.23 per diluted share

•	Adjusted EBITDA of $91.2 million

•	Moving stagger-stack to development mode at Brown Trust lease

•	Strong results from two additional Delaware Basin wells, the Corsair State 3H and Fortress State 1H, which achieved peak 24-hour rates of approximately 1,430 Boe/d and 1,791 Boe/d, respectively

•
Increasing 2016 crude oil production guidance to 25,350-25,500 Bbls/d primarily to account for the recently-announced agreement to acquire Eagle Ford Shale properties from an affiliate of Sanchez Energy Corporation

Carrizo reported a third quarter of 2016 loss from continuing operations of $101.2 million, or $1.72 per basic and diluted share compared to a loss from continuing operations of $708.8 million, or $13.75 per basic and diluted share in the third quarter of 2015. The loss from continuing operations for the third quarter of 2016 includes certain items typically excluded from published estimates by the investment community, including the impairment of proved oil and gas properties recognized this quarter. Adjusted net income, which excludes the impact of these items as described in the non-GAAP reconciliation tables included below, for the third quarter of 2016 was $13.6 million, or $0.23 per basic and diluted share compared to $10.4 million, or $0.20 per basic and diluted share in the third quarter of 2015.

For the third quarter of 2016, Adjusted EBITDA was $91.2 million, a decrease of 20% from the prior year quarter as the impact of lower commodity prices more than offset the impact of higher production volumes. The definition of Adjusted EBITDA and the reconciliation to loss from continuing operations are presented in the non-GAAP reconciliation tables included below.

Production volumes during the third quarter of 2016 were 3,750 MBoe, or 40,762 Boe/d, an increase of 13% versus the third quarter of 2015. The year-over-year production growth was driven by strong results from the Company’s Eagle Ford Shale and Delaware Basin assets, as well as a lower level of voluntary curtailments in its Marcellus Shale assets. Oil production during the third quarter of 2016 averaged 24,488 Bbls/d, an increase of 4% versus the third quarter of 2015; natural gas and NGL production averaged 69,262 Mcf/d and 4,730 Bbls/d, respectively, during the third quarter of 2016. Third quarter of 2016 production exceeded the high end of Company guidance due primarily to stronger-than-expected performance from the Company’s Eagle Ford Shale and Delaware Basin assets as well as lower-than-planned levels of voluntary curtailments from its Marcellus Shale assets.

Drilling and completion capital expenditures for the third quarter of 2016 were $125.8 million. Approximately 80% of the third quarter drilling and completion spending was in the Eagle Ford Shale, with the balance weighted towards the Delaware Basin and

Niobrara Formation. Land and seismic expenditures during the quarter were $6.2 million. Carrizo is increasing its 2016 drilling and completion capital expenditure guidance to $400-$410 million from $370-$380 million. Approximately one third of the increase results from additional infrastructure spending associated with incremental Delaware Basin activity as well as bringing forward infrastructure spending previously planned for 2017 in order to capitalize on the current depressed service cost environment. The balance of the increased spending results from additional drilling and completion activity in the Eagle Ford Shale and Delaware Basin. In the Eagle Ford, the Company now expects to drill an additional four wells due to continued operational efficiencies, and in the Delaware Basin, the Company has elected to drill and complete one additional well due to the strong results from its recent completions. The Company is increasing its land and seismic capital expenditure guidance to $25 million for the year from $20 million. These items do not include any impact from the proposed acquisition of Eagle Ford Shale properties described below.

Last month, Carrizo agreed to acquire approximately 15,000 net acres located primarily in the volatile oil window of the Eagle Ford Shale for $181 million, subject to customary closing adjustments. Following the closing of the transaction, Carrizo will hold approximately 101,000 net acres in the Eagle Ford Shale, concentrated in LaSalle, McMullen, and Atascosa counties. The acquired properties had estimated net production during September of approximately 3,100 Boe/d (61% oil) from 93 net producing wells, and Carrizo has identified approximately 80 net de-risked drilling locations in the Lower Eagle Ford Shale, with material upside potential beyond this. The transaction has an effective date of June 1, 2016, and is currently expected to close by mid-December, 2016. A map of the acreage to be acquired and how it fits in with the Company's existing position can be found on the Carrizo website.

Carrizo is increasing its 2016 oil production guidance to 25,350-25,500 Bbls/d from 25,150-25,400 Bbls/d previously. The majority of the increase results from production associated with the proposed Eagle Ford Shale acquisition. Using the midpoint of this range, the Company’s 2016 oil production growth guidance is 10%. For natural gas and NGLs, Carrizo is increasing its 2016 guidance to 68-69 MMcf/d and 4,800-4,900 Bbls/d, respectively, from 64-66 MMcf/d and 4,600-4,700 Bbls/d. For the fourth quarter of 2016, Carrizo expects oil production to be 27,300-27,700 Bbls/d, and natural gas and NGL production to be 60-64 MMcf/d and 4,800-5,000 Bbls/d, respectively. A full summary of Carrizo’s guidance is provided in the attached tables.

S.P. “Chip” Johnson, IV, Carrizo’s President and CEO, commented on the results, “We delivered another strong quarter operationally, with production again exceeding our forecast and operating expenses coming in below our forecast. Financially, we remain in a strong position as we currently have an undrawn revolver and an excellent hedge book that extends into 2017.

“Given our solid financial position as well as the strong economics generated from our assets at current strip prices, we are currently planning to add a third full-time rig in early 2017, which may be used in both the Eagle Ford Shale and Delaware Basin. This should position us to deliver strong production growth in 2017 and beyond.

“We have continued to expand our inventory of de-risked drilling locations in the Eagle Ford Shale. Our stagger-stack pilot at Brown Trust has continued to perform well, and we have now seen enough production history to move to a stagger stack development at this asset. We also expect to further expand our drilling inventory through the recently-announced, accretive acquisition of bolt-on Eagle Ford Shale properties from Sanchez. As a result, we now have more than 1,100 net de-risked locations in the Eagle Ford Shale, or more than 16 years of inventory at our current drilling pace. Over time we expect to continue to expand our drilling inventory on this world-class asset, which should fuel strong production growth for years to come.

“In the Delaware Basin, we are very pleased with our recent well results. During the third quarter, we began production from our Corsair State 3H and Fortress State 1H wells, which achieved peak 24-hour rates of 1,430 Boe/d and 1,791 Boe/d, respectively. Importantly, these two wells, along with our Liberator State 1H well, now give us strong results from the eastern edge to the western edge of our acreage position along the border of Culberson and Reeves counties. We see significant potential on our acreage position and currently plan to spud two operated wells during the fourth quarter.”

Operational Update

In the Eagle Ford Shale, Carrizo drilled 17 gross (14.9 net) operated wells during the third quarter and completed 24 gross (23.2 net) wells. Crude oil production from the play was more than 21,600 Bbls/d for the quarter, up 2% versus the prior quarter. Given that many of the wells completed during the third quarter were brought online in September, the Company currently expects fourth quarter volumes to show a material increase. At the end of the quarter, Carrizo had 26 gross (23.8 net) operated Eagle Ford wells waiting on completion, equating to net crude oil production potential of more than 8,900 Bbls/d. The Company is operating two rigs in the Eagle Ford and currently expects to drill approximately 71 gross (67 net) operated wells and complete 73 gross (69 net) operated wells in the play during 2016.

Carrizo continues to test multiple initiatives aimed at determining the optimal development spacing on its acreage position. Included in these initiatives are the Company's ongoing stagger-stack pilots. The Company currently has six stagger-stack pilots on production across its Core acreage position in the Eagle Ford Shale, testing effective lateral spacing ranging from 165 ft. to 280 ft., and plans to conduct future stagger-stack tests on other portions of its acreage position. The oldest of these pilots is at the Company's Brown Trust asset, where Carrizo has a pilot testing 165 ft. effective lateral spacing. The pilot has been online for just over a year, and production continues to trend in line with other area wells drilled on wider spacing. As a result, Carrizo has elected to move to a stagger-stack development at Brown Trust, which increases its drilling inventory in the area by approximately 75% to approximately 110 net locations from 60-65 previously. Carrizo continues to evaluate its other stagger-stack pilots and expects to provide updates on these once it has sufficient production data.

In addition to conducting spacing optimization tests on its acreage, the Company is also testing various completion optimization techniques. During 2016, the Company began testing tighter frac stage spacing in its Eagle Ford Shale wells, reducing the stage spacing to 200 ft. from 240 ft. To date, Carrizo has completed 15 wells with the tighter stage spacing, with the wells on the initial pad exhibiting an approximate 15% increase in productivity relative to the offset wells over the first nearly 60 days of production. Carrizo estimates that the tighter stage spacing adds approximately $200,000 to the cost of a 6,200-ft. lateral well, but believes the potential EUR improvement more than justifies the higher cost. Given the encouraging results to date, the Company currently plans to use the new completion design in its future Eagle Ford wells. Carrizo currently estimates completed well costs for a 6,200 ft. lateral well using the new completion design to be $4.1 million, as efficiency gains and service cost reductions have offset the incremental costs of the higher stage count.

In the Delaware Basin, Carrizo completed two wells during the third quarter, the Corsair State 3H, located on the eastern side of the Company's acreage position near its prolific Liberator State 1H well, and the Fortress State 1H, located on the far western side of the Company's acreage position. Crude oil production from the play was more than 700 Bbls/d for the quarter. Carrizo currently plans to drill and complete four operated wells in the Delaware Basin during 2016, versus three wells previously.

The Corsair State 3H was drilled with an approximate 8,400 ft. lateral and completed with 37 frac stages. The well was brought online in late July, and achieved peak 24-hour and 30-day rates of 1,430 Boe/d (44% oil, 23% gas, 33% NGL) and 1,227 Boe/d (40% oil, 25% gas, 35% NGL), respectively, on a restricted choke. Carrizo operates the Corsair State 3H with a 100% working interest. The Fortress State 1H was drilled with an approximate 6,100 ft. lateral and completed with 27 frac stages. The well was brought online in mid-September and achieved a peak 24-hour rate of 1,791 Boe/d (32% oil, 30% gas, 38% NGL) on a restricted choke. Carrizo operates the Fortress State 1H with a 93% working interest.

In the Niobrara Formation, Carrizo completed 9 gross (5.2 net) operated wells during the third quarter, which included 5 wells in the A Bench, 3 wells in the B Bench, and 1 well in the C Bench. Crude oil production from the play was more than 1,800 Bbls/d for the quarter, down from the approximately 2,000 Bbls/d in the prior quarter as the new wells came on late in the period, and thus had a minimal impact on average quarter volumes. Carrizo currently has no additional operated activity planned for the Niobrara during 2016, but expects to continue participating in non-operated activity within its focus area.

While the Company has had only limited operated activity in the Niobrara since year-end 2014, it has been participating in a number of non-operated wells, many of which have tested new completion designs, including cemented liners, tighter stage spacing, increased proppant concentration, and different fluid design. The last 30-plus non-operated wells that have been completed with the newer generation completion techniques have exhibited average production 20%-30% higher than the Company's type curve over the first ten months of production. Based on these results, Carrizo altered its design for the nine operated wells it completed during the third quarter. Two of the A Bench wells were completed with cemented liners and approximately 180 ft. stage spacing versus the Company's historical sliding sleeve approach with approximately 285 ft. stage spacing. Additionally, the proppant concentration for the wells was increased to approximately 1,100 pounds per lateral foot from approximately 750 previously, and fluid design was modified. Production from the recent wells utilizing the new completion design is currently at or above the Company's type curve.

Completed well costs in the Niobrara for a 4,200 ft. lateral are currently estimated to be $2.2 million using the Company's historical completion design. The new completion design is expected to increase the completed well cost by less than $0.5 million. Carrizo's Niobrara results are also benefiting from a significant improvement in price realizations. Based on contracts the Company has recently negotiated, Carrizo expects to receive an approximate $2/Bbl deduct to NYMEX for its operated oil production in the region. This compares to a deduct of nearly $10/Bbl in the prior-year quarter. The Company believes that the improvements have lowered the NPV10 breakeven cost for new wells in the region to under $40/Bbl NYMEX.

In Appalachia, which encompasses the Company's Utica Shale and Marcellus Shale positions, Carrizo did not drill or complete any operated wells during the third quarter. Oil and condensate production from the Utica was more than 250 Bbls/d during the quarter, down from approximately 520 Bbls/d in the prior quarter due to the lack of activity as well as one well being shut-in pending infrastructure. In the Marcellus, the Company's production was 40.9 MMcf/d, up slightly from 39.1 MMcf/d in the prior quarter. Carrizo expects to continue to vary its Marcellus production for the balance of 2016 based on local market pricing. Carrizo does not currently plan to drill or complete any operated wells in Appalachia during 2016.

Financial Position and Liquidity

During October, Carrizo's banking syndicate, led by Wells Fargo as administrative agent, completed its semi-annual borrowing base redetermination, resulting in an unchanged borrowing base of $600.0 million. The next scheduled redetermination of the borrowing base is expected in the spring of 2017. As of October 28, 2016, Carrizo had nothing drawn on the facility and $86 million of cash on hand. The Company expects to use its cash balance as well as availability on its revolver to pay for the Eagle Ford Shale acquisition.

As of September 30, 2016, Carrizo had total debt outstanding of $1,350.4 million and cash and cash equivalents of $3.2 million. Total Secured Debt to Adjusted EBITDA, calculated in accordance with the covenants on the Company's revolving credit facility, was 0.2x for the third quarter while Net Debt to Adjusted EBITDA, calculated using the same methodology, was 3.4x.

Hedging Activity

Carrizo currently has hedges in place for approximately 50% of estimated crude oil production for the balance of 2016 (based on the midpoint of guidance). For the fourth quarter of the year, the Company has hedges covering 13,750 Bbls/d of crude oil (comprised of 9,750 Bbls/d of swaps at an average price of $60.03/Bbl and 4,000 Bbls/d of collars at a weighted average floor price of $50.00/Bbl and a weighted average ceiling price of $76.50/Bbl). Additionally, Carrizo will receive $7.9 million of cash flows for the remainder of 2016 relating to prior commodity derivative transactions.

For 2017, Carrizo has swaps covering approximately 8,200 Bbls/d of crude oil at an average fixed price of $51.30/Bbl and 20,000 MMBtu/d of natural gas at an average fixed price of $3.30/MMBtu. (Please refer to the attached tables for a detailed summary of the Company’s derivative contracts.)

Conference Call Details

The Company will hold a conference call to discuss 2016 third quarter financial results on Thursday, November 3, 2016 at 10:00 AM Central Daylight Time. To participate in the call, please dial (800) 705-7067 (U.S. & Canada) or +1 (303) 223-2699 (Intl.) ten minutes before the call is scheduled to begin. A replay of the call will be available through Thursday, November 10, 2016 at 12:00 PM Central Standard Time at (800) 633-8284 (U.S. & Canada) or +1 (402) 977-9140 (Intl.). The reservation number for the replay is 21820240 for U.S., Canadian, and International callers.

A simultaneous webcast of the call may be accessed over the internet by visiting our website at http://www.carrizo.com, clicking on “Upcoming Events”, and then clicking on the “2016 Third Quarter Earnings Call” link. To listen, please go to the website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 7 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Delaware Basin in West Texas, the Niobrara Formation in Colorado, the Utica Shale in Ohio, and the Marcellus Shale in Pennsylvania.

Statements in this release that are not historical facts, including but not limited to those related to capital requirements, capital expenditure and other spending plans, economical basis of wells or inventory, rig program, effect of transactions offsetting hedge positions, production, average well returns, the acquisition of Eagle Ford Shale properties from Sanchez Energy Corporation (including timing, purchase price consummation, effect on guidance, financing, benefits, upside, efficiencies, and other effects thereof), the estimated production results and financial performance of such properties, effects of transactions, targeted ratios and other metrics, the ability to acquire additional acreage, midstream infrastructure availability and capacity, timing, levels of and potential production, downspacing, crude oil production potential and growth, oil and gas prices, drilling and completion activities, drilling inventory, including timing thereof, resource potential, well costs, breakeven prices, production mix, development plans, growth, midstream matters, use of proceeds, hedging activity, the ability to maintain a sound financial position, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company’s strategies, expected income tax rates and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include assumptions regarding well costs, estimated recoveries, pricing and other factors affecting average well returns, results of wells and testing, failure of actual production to meet expectations, performance of rig operators, spacing test results, availability of gathering systems, costs of oilfield services, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, actions by purchasers or s ellers of properties, satisfaction of closing conditions and failure of the acquisition to close, purchase price adjustment, integration and effects of acquisitions, market and other conditions, risks regarding financing, capital needs, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in the Company’s Form 10-K for the year ended December 31, 2015 and its other filings with the U.S. Securities and Exchange Commission. There can be no assurance any transaction described in this press release will occur on the terms or timing described, or at all.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	September 30, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$3,235	$42,918
Accounts receivable, net	49,294	54,721
Derivative assets	20,146	131,100
Other current assets	4,838	3,443
Total current assets	77,513	232,182
Property and equipment
Oil and gas properties, full cost method
Proved properties, net	1,127,264	1,369,151
Unproved properties, not being amortized	196,738	335,452
Other property and equipment, net	10,693	12,258
Total property and equipment, net	1,334,695	1,716,861
Deferred income taxes	—	46,758
Derivative assets	—	1,115
Other assets	8,299	10,330
Total Assets	$1,420,507	$2,007,246

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities
Accounts payable	$57,302	$74,065
Revenues and royalties payable	43,838	67,808
Accrued capital expenditures	68,583	39,225
Accrued interest	20,956	21,981
Deferred income taxes	—	46,758
Other current liabilities	39,083	35,647
Total current liabilities	229,762	285,484
Long-term debt	1,333,801	1,236,017
Asset retirement obligations	17,534	16,183
Derivative liabilities	29,354	12,648
Other liabilities	15,415	12,860
Total liabilities	1,625,866	1,563,192
Commitments and contingencies
Shareholders’ equity (deficit)
Common stock, $0.01 par value, 90,000,000 shares authorized; 59,117,696 issued and outstanding as of September 30, 2016 and 58,332,993 issued and outstanding as of December 31, 2015	591	583
Additional paid-in capital	1,436,355	1,411,081
Accumulated deficit	(1,642,305)	(967,610)
Total shareholders’ equity (deficit)	(205,359)	444,054
Total Liabilities and Shareholders’ Equity (Deficit)	$1,420,507	$2,007,246

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues
Crude oil	$95,154	$95,237	$254,758	$289,552
Natural gas liquids	5,616	3,330	15,119	11,602
Natural gas	10,407	7,670	29,886	28,627
Total revenues	111,177	106,237	299,763	329,781

Costs and Expenses
Lease operating	24,282	22,213	71,071	67,304
Production taxes	4,886	4,264	12,940	13,313
Ad valorem taxes	1,426	2,256	3,950	7,012
Depreciation, depletion and amortization	48,949	81,256	160,492	234,458
General and administrative, net	18,119	4,207	59,046	54,879
(Gain) loss on derivatives, net	(11,744)	(28,752)	29,938	(42,596)
Interest expense, net	21,190	16,208	58,913	51,403
Impairment of proved oil and gas properties	105,057	812,752	576,540	812,752
Loss on extinguishment of debt	—	—	—	38,137
Other expense, net	499	3,516	1,568	10,789
Total costs and expenses	212,664	917,920	974,458	1,247,451

Loss From Continuing Operations Before Income Taxes	(101,487)	(811,683)	(674,695)	(917,670)
Income tax benefit	313	102,915	—	140,456
Loss From Continuing Operations	(101,174)	(708,768)	(674,695)	(777,214)
Income From Discontinued Operations, Net of Income Taxes	—	1,121	—	2,225
Net Loss	($101,174)	($707,647)	($674,695)	($774,989)

Net Loss Per Common Share - Basic
Loss from continuing operations	($1.72)	($13.75)	($11.49)	($15.62)
Income from discontinued operations, net of income taxes	—	0.02	—	0.04
Net loss	($1.72)	($13.73)	($11.49)	($15.58)

Net Loss Per Common Share - Diluted
Loss from continuing operations	($1.72)	($13.75)	($11.49)	($15.62)
Income from discontinued operations, net of income taxes	—	0.02	—	0.04
Net loss	($1.72)	($13.73)	($11.49)	($15.58)

Weighted Average Common Shares Outstanding
Basic	58,945	51,543	58,705	49,742
Diluted	58,945	51,543	58,705	49,742

CARRIZO OIL & GAS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Cash Flows From Operating Activities
Net loss	($101,174)	($707,647)	($674,695)	($774,989)
Income from discontinued operations, net of income taxes	—	(1,121)	—	(2,225)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities from continuing operations
Depreciation, depletion and amortization	48,949	81,256	160,492	234,458
Impairment of proved oil and gas properties	105,057	812,752	576,540	812,752
(Gain) loss on derivatives, net	(11,744)	(28,752)	29,938	(42,596)
Cash received for derivative settlements, net	20,357	47,716	98,820	141,909
Loss on extinguishment of debt	—	—	—	38,137
Stock-based compensation expense, net	8,420	(5,593)	30,834	9,203
Deferred income taxes	—	(102,577)	—	(140,538)
Non-cash interest expense, net	1,041	777	3,105	3,564
Other, net	85	(830)	2,427	4,554
Changes in components of working capital and other assets and liabilities-
Accounts receivable	3,160	23,663	1,768	27,395
Accounts payable	(1,094)	(1,678)	(20,294)	(18,115)
Accrued liabilities	822	991	(7,954)	(5,614)
Other assets and liabilities, net	(2,071)	(390)	(3,134)	(3,676)
Net cash provided by operating activities from continuing operations	71,808	118,567	197,847	284,219
Net cash used in operating activities from discontinued operations	—	(27)	—	(1,247)
Net cash provided by operating activities	71,808	118,540	197,847	282,972
Cash Flows From Investing Activities
Capital expenditures - oil and gas properties	(106,384)	(163,621)	(346,245)	(541,616)
Proceeds from sales of oil and gas properties, net	694	7,649	15,331	7,934
Other, net	212	(533)	(661)	(5,390)
Net cash used in investing activities from continuing operations	(105,478)	(156,505)	(331,575)	(539,072)
Net cash used in investing activities from discontinued operations	—	(1,188)	—	(2,125)
Net cash used in investing activities	(105,478)	(157,693)	(331,575)	(541,197)
Cash Flows From Financing Activities
Issuance of senior notes	—	—	—	650,000
Tender and redemption of senior notes	—	—	—	(626,681)
Payment of deferred purchase payment	—	—	—	(150,000)
Borrowings under credit agreement	219,464	244,582	510,116	1,045,521
Repayments of borrowings under credit agreement	(184,464)	(205,092)	(414,116)	(889,031)
Payments of debt issuance costs	—	(222)	(1,150)	(11,665)
Sale of common stock, net of offering costs	—	—	—	231,316
Proceeds from stock options exercised	—	—	—	46
Other, net	(253)	(115)	(805)	(115)
Net cash provided by financing activities from continuing operations	34,747	39,153	94,045	249,391
Net cash provided by financing activities from discontinued operations	—	—	—	—
Net cash provided by financing activities	34,747	39,153	94,045	249,391
Net Decrease in Cash and Cash Equivalents	1,077	—	(39,683)	(8,834)
Cash and Cash Equivalents, Beginning of Period	2,158	2,004	42,918	10,838
Cash and Cash Equivalents, End of Period	$3,235	$2,004	$3,235	$2,004

CARRIZO OIL & GAS, INC.
NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF LOSS FROM CONTINUING OPERATIONS (GAAP) TO ADJUSTED NET INCOME (NON-GAAP) AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (GAAP) TO ADJUSTED DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (NON-GAAP)
(Unaudited)

Adjusted net income is a non-GAAP financial measure which excludes certain items that are included in loss from continuing operations, the most directly comparable GAAP financial measure. Items excluded are those that the Company believes affect the comparability of operating results and include items whose timing and/or amount cannot be reasonably estimated or items that are non-recurring. The non-GAAP financial measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of the Company’s fundamental business on a recurring basis. In addition, management believes that adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry. Adjusted net income should not be considered in isolation or as a substitute for loss from continuing operations or any other measure of a company’s financial performance or profitability presented in accordance with GAAP. A reconciliation of the differences between loss from continuing operations and adjusted net income is presented below. Because adjusted net income excludes some, but not all, items that affect loss from continuing operations and may vary among companies, our calculation of adjusted net income may not be comparable to similarly titled measures of other companies.

Adjusted diluted weighted average common shares outstanding (“Adjusted Diluted WASO”) is a non-GAAP financial measure which includes the effect of potentially dilutive instruments that, under certain circumstances described below, are excluded from diluted weighted average common shares outstanding (“Diluted WASO”), the most directly comparable GAAP financial measure. When a loss from continuing operations exists, all potentially dilutive instruments are anti-dilutive to the loss from continuing operations per common share and therefore excluded from the computation of Diluted WASO. The effect of potentially dilutive instruments are included in the computation of Adjusted Diluted WASO for purposes of computing diluted adjusted net income per common share.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands, except per share data)
Loss From Continuing Operations (GAAP)	($101,174)	($708,768)	($674,695)	($777,214)
Income tax benefit	313	102,915	—	140,456
Loss From Continuing Operations Before Income Taxes	(101,487)	(811,683)	(674,695)	(917,670)
(Gain) loss on derivatives, net	(11,744)	(28,752)	29,938	(42,596)
Cash received for derivative settlements, net	20,357	47,716	98,820	141,909
Non-cash general and administrative expense (benefit), net	8,402	(7,448)	30,985	13,776
Impairment of proved oil and gas properties	105,057	812,752	576,540	812,752
Loss on extinguishment of debt	—	—	—	38,137
Other expense, net	499	3,516	390	10,789
Adjusted income before income taxes	21,084	16,101	61,978	57,097
Adjusted income tax expense (1)	(7,527)	(5,749)	(22,126)	(20,384)
Adjusted Net Income (Non-GAAP)	$13,557	$10,352	$39,852	$36,713

Adjusted Net Income Per Common Share - Basic	$0.23	$0.20	$0.68	$0.74
Adjusted Net Income Per Common Share - Diluted	$0.23	$0.20	$0.67	$0.73

Basic WASO	58,945	51,543	58,705	49,742
Diluted WASO (GAAP)	58,945	51,543	58,705	49,742
Effect of potentially dilutive instruments	698	402	664	663
Adjusted Diluted WASO (Non-GAAP)	59,643	51,945	59,369	50,405

(1)
Adjusted income tax expense is calculated by applying the Company’s estimated annual effective income tax rates applicable to the adjusted income before income taxes. The Company’s estimated annual effective income tax rates applicable to the adjusted income before income taxes were 35.7% for all periods presented.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS (GAAP) TO DISCRETIONARY CASH FLOWS (NON-GAAP)
(Unaudited)
Discretionary cash flows is a non-GAAP financial measure which excludes certain items that are included in net cash provided by operating activities from continuing operations, the most directly comparable GAAP financial measure. Items excluded are changes in components of working capital and other items that the Company believes affect the comparability of operating cash flows such as items whose timing and/or amount cannot be reasonably estimated or items that are non-recurring. The non-GAAP financial measure of discretionary cash flows is presented because management believes it provides useful additional information to investors for analysis of the Company’s ability to generate cash to internally fund exploration and development. In addition, management believes that discretionary cash flows is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry. Discretionary cash flows should not be considered in isolation or as a substitute for net cash provided by operating activities from continuing operations or any other measure of a company’s cash flows or liquidity presented in accordance with GAAP. A reconciliation of the differences between net cash provided by operating activities from continuing operations and discretionary cash flows is presented below. Because discretionary cash flows excludes some, but not all, items that affect net cash provided by operating activities from continuing operations and may vary among companies, our calculation of discretionary cash flows may not be comparable to similarly titled measures of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands)
Net Cash Provided By Operating Activities From Continuing Operations (GAAP)	$71,808	$118,567	$197,847	$284,219
Changes in components of working capital and other	(265)	(20,769)	29,714	6,216
Discretionary Cash Flows (Non-GAAP)	$71,543	$97,798	$227,561	$290,435

RECONCILIATION OF LOSS FROM CONTINUING OPERATIONS (GAAP)
TO ADJUSTED EBITDA (NON-GAAP)
(Unaudited)

Adjusted EBITDA is a non-GAAP financial measure which excludes certain items that are included in loss from continuing operations, the most directly comparable GAAP financial measure. Items excluded are interest expense, depreciation, depletion and amortization and items that the Company believes affect the comparability of operating results such as items whose timing and/or amount cannot be reasonably estimated or items that are non-recurring. The non-GAAP financial measure of adjusted EBITDA is presented because management believes it provides useful additional information to investors for analysis of the Company’s financial and operating performance on a recurring basis. In addition, management believes that adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry. Adjusted EBITDA should not be considered in isolation or as a substitute for loss from continuing operations or any other measure of a company's financial performance or profitability presented in accordance with GAAP. A reconciliation of the differences between loss from continuing operations and adjusted EBITDA is presented below. Because adjusted EBITDA excludes some, but not all, items that affect loss from continuing operations and may vary among companies, our calculation of adjusted EBITDA may not be comparable to similarly titled measures of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands)
Loss From Continuing Operations (GAAP)	($101,174)	($708,768)	($674,695)	($777,214)
Income tax benefit	313	102,915	—	140,456
Loss From Continuing Operations Before Income Taxes	(101,487)	(811,683)	(674,695)	(917,670)
Depreciation, depletion and amortization	48,949	81,256	160,492	234,458
Interest expense, net	21,190	16,208	58,913	51,403
(Gain) loss on derivatives, net	(11,744)	(28,752)	29,938	(42,596)
Cash received for derivative settlements, net	20,357	47,716	98,820	141,909
Non-cash general and administrative expense (benefit), net	8,402	(7,448)	30,985	13,776
Impairment of proved oil and gas properties	105,057	812,752	576,540	812,752
Loss on extinguishment of debt	—	—	—	38,137
Other expense, net	499	3,516	390	10,789
Adjusted EBITDA (Non-GAAP)	$91,223	$113,565	$281,383	$342,958

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND REALIZED PRICES
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Total production volumes -
Crude oil (MBbls)	2,253	2,169	6,780	6,120
NGLs (MBbls)	435	346	1,324	981
Natural gas (MMcf)	6,372	4,757	19,502	15,637
Total barrels of oil equivalent (MBoe)	3,750	3,307	11,354	9,708

Daily production volumes by product -
Crude oil (Bbls/d)	24,488	23,573	24,744	22,418
NGLs (Bbls/d)	4,730	3,757	4,831	3,594
Natural gas (Mcf/d)	69,262	51,710	71,174	57,280
Total barrels of oil equivalent (Boe/d)	40,762	35,948	41,438	35,559

Daily production volumes by region (Boe/d) -
Eagle Ford	29,110	26,913	30,101	25,473
Niobrara	2,576	2,735	2,845	3,063
Marcellus	6,811	4,443	6,451	5,484
Utica	843	1,707	1,184	1,308
Delaware Basin and other	1,422	150	857	231
Total barrels of oil equivalent (Boe/d)	40,762	35,948	41,438	35,559

Realized prices -
Crude oil ($ per Bbl)	$42.23	$43.91	$37.57	$47.31
Crude oil ($ per Bbl) - including impact of derivative settlements	$51.27	$63.97	$52.16	$68.50
NGLs ($ per Bbl)	$12.91	$9.62	$11.42	$11.83
Natural gas ($ per Mcf)	$1.63	$1.61	$1.53	$1.83
Natural gas ($ per Mcf) - including impact of derivative settlements	$1.63	$2.50	$1.53	$2.61

CARRIZO OIL & GAS, INC.
COMMODITY DERIVATIVE CONTRACTS - AS OF OCTOBER 28, 2016
(Unaudited)

CRUDE OIL DERIVATIVE CONTRACTS (1)

			Weighted Average	Weighted Average
		Volume	Floor Price	Ceiling Price
Period	Type of Contract	(in Bbls/d)	($/Bbl)	($/Bbl)
Q4 2016	Fixed Price Swaps	9,750	$60.03
	Costless Collars	4,000	$50.00	$76.50

Q1 2017	Fixed Price Swaps	12,000	$50.13

Q2 2017	Fixed Price Swaps	12,000	$50.13

Q3 2017	Fixed Price Swaps	6,000	$54.15

Q4 2017	Fixed Price Swaps	3,000	$55.01

FY 2018	Net Sold Call Options	3,388		$63.98

FY 2019	Net Sold Call Options	3,875		$65.98

FY 2020	Net Sold Call Options	4,575		$67.95

NATURAL GAS DERIVATIVE CONTRACTS

			Weighted Average	Weighted Average
		Volume	Floor Price	Ceiling Price
Period	Type of Contract	(in MMBtu/d)	($/MMBtu)	($/MMBtu)
FY 2017	Fixed Price Swaps	20,000	$3.30
	Sold Call Options	33,000		$3.00

FY 2018	Sold Call Options	33,000		$3.25

FY 2019	Sold Call Options	33,000		$3.25

FY 2020	Sold Call Options	33,000		$3.50

(1)
On February 11, 2015, Carrizo entered into derivative transactions offsetting its existing crude oil derivative contracts covering the periods from March 2015 through December 2016 locking in $166.4 million of cash flows, of which $9.3 million was received in the third quarter of 2016. Both the existing crude oil derivative contracts as well as the offsetting positions have been excluded from the table above. In the fourth quarter of 2015 and the first quarter of 2016, Carrizo entered into derivative transactions (volumes are included in the table above) which included premiums to be paid in future periods. In addition to the net cash to be paid or received from settlements of the derivative contracts shown in the tables above, Carrizo will receive net cash and will recognize adjusted EBITDA related to the transactions described in this footnote as follows:

FIXED ADJUSTED EBITDA FROM PRIOR HEDGE TRANSACTIONS

Period	Net Cash from Derivative Settlements (in thousands)
Q4 2016	$7,912

FY 2017	$639

CARRIZO OIL & GAS, INC.
FOURTH QUARTER AND FULL YEAR 2016 GUIDANCE SUMMARY

	Fourth Quarter 2016	Full Year 2016
Daily Production Volumes -
Crude oil (Bbls/d)	27,300 - 27,700	25,350 - 25,500
NGLs (Bbls/d)	4,800 - 5,000	4,800 - 4,900
Natural gas (Mcf/d)	60,000 - 64,000	68,000 - 69,000
Total (Boe/d)	42,100 - 43,367	41,483 - 41,900

Unhedged Commodity Price Realizations -
Crude oil (% of NYMEX oil)	93.0% - 95.0%	N/A
NGLs (% of NYMEX oil)	26.0% - 28.0%	N/A
Natural gas (% of NYMEX gas)	57.0% - 62.0%	N/A

Cash received for derivative settlements, net (in millions)	$19.0 - $22.0	N/A

Costs and Expenses -
Lease operating ($/Boe)	$6.50 - $7.00	$6.30 - $6.45
Production taxes (% of total revenues)	4.25% - 4.50%	4.30% - 4.40%
Ad valorem taxes (in millions)	$1.5 - $2.0	$5.5 - $6.0
Cash general and administrative, net (in millions)	$11.0 - $11.5	$40.2 - $40.7
DD&A ($/Boe)	$12.50 - $13.50	$13.70 - $14.00
Interest expense, net (in millions)	$20.0 - $21.0	N/A

Capitalized Items -
Drilling and completion capital expenditures (in millions)	N/A	$400.0 - $410.0
Capitalized interest (in millions)	$3.5 - $4.0	N/A